News Release
Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

Date: September 26, 2005
Nalco Plants Returning to Production

(Naperville, Illinois) Nalco Holding Company (NYSE: NLC) said today that manufacturing facilities closed in advance of Hurricane Rita have all resumed operations and are returning to full production as employees return.

Production re-started in Sugar Land and Freeport, Texas, during the weekend. Nalco also shut down operations in Garyville, La. as Rita approached and resumed production this weekend following a short power outage. Two small Louisiana plants that operate on a five-day workweek are resuming operations today after closing Friday as Rita turned northeast.

“We lost four to five days production at two of our plants in Texas, and one to three days of production at our Louisiana facilities,” said Nalco Chairman and Chief Executive Officer Dr. William H. Joyce. “Fortunately, at this point, it appears that our employees are all physically safe. The costs we expect to incur as a result of Hurricane Rita are minimal compared to the impacts of Hurricane Katrina. We anticipate providing an updated assessment of the impacts of hurricanes Rita and Katrina on Nalco - including the effects related to customers, suppliers and distributors - with our third-quarter earnings release.”

Nalco (NYSE: NLC) is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of more than $3 billion.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.